This document constitutes part
of a prospectus covering
securities that have been
registered under the Securities
Act of 1933.

Foster Wheeler AG Omnibus Incentive Plan

Amended and Restated Effective as of November 8, 2012

Foster Wheeler AG
Omnibus Incentive Plan

Article 1.         Establishment, Purpose, and Duration

1.1           Establishment. Foster Wheeler Ltd., a Bermuda company, established an incentive compensation plan known as the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”). The Plan superseded and replaced the Foster Wheeler Inc. 1995 Stock Option Plan, the Directors Stock Option Plan, the 2004 Stock Option Plan, and the Management Restricted Stock Plan (the “Prior Plans”), except that the Prior Plans shall remain in effect until the awards granted under such plans have been exercised, forfeited, are otherwise terminated, or any and all restrictions lapse, as the case may be, in accordance with the terms of such awards. On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd. and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law (the “Redomestication”), as described in Foster Wheeler Ltd.’s proxy statement dated December 19, 2008. In the Redomestication, all of the previously-outstanding common shares of Foster Wheeler Ltd. were cancelled and each holder of cancelled Foster Wheeler Ltd. common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares). Effective upon the completion of the Redomestication, Foster Wheeler AG, a Swiss company (hereinafter referred to as the “Company”) assumed the Plan, renamed it the “Foster Wheeler AG Omnibus Incentive Plan,” and made certain amendments to the Plan. The Plan was restated effective as of February 9, 2009 to incorporate the first three amendments to the Plan, each of which had previously been approved by Foster Wheeler Ltd.’s and/or the Company’s Board of Directors and/or Compensation Committee, as appropriate. The current amended and restated Plan incorporates an amendment previously approved by the Compensation Committee (now known as the Compensation and Executive Development Committee) on November 3, 2010.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan originally became effective upon initial shareholder approval on May 9, 2006 (the “Effective Date”). The Plan, as herein amended and restated, incorporates all amendments previously adopted by the Committee, including additional amendments adopted by the Committee on November 8, 2012, and is effective as of November 8, 2012. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2           Purpose of this Plan. The purpose of this Plan is to provide a means whereby designated Employees, Directors, and Third-Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain ownership of Shares, thereby strengthening their concern for the welfare of the Company.

1.3           Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date, e.g. on the day before the tenth (10th) anniversary of the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted after May 9, 2016.

Article 2.         Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

(a)	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

1

(b)	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

(c)	“Applicable Laws” means the legal requirements relating to the administration of equity plans or the issuance of share capital by a company, including under the laws of Switzerland, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

(d)	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

(e)	“Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(f)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(g)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(h)	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

(i)	“Cause” means:

(i)	Conviction of a felony;

(ii)	Actual or attempted theft or embezzlement of Company, any Subsidiary, or any Affiliate assets;

(iii)	Use of illegal drugs;

(iv)	Material breach of an employment agreement between the Company, Affiliate or Subsidiary, as the case may be, and the Participant that the Participant has not cured within thirty (30) days after the Company, Affiliate or Subsidiary, as applicable, has provided the Participant notice of the material breach which shall be given within sixty (60) days of the Company’s, Affiliate’s or Subsidiary’s, as applicable, knowledge of the occurrence of the material breach;

(v)	Commission of an act of moral turpitude that in the judgment of the Committee can reasonably be expected to have an adverse effect on the business, reputation, or financial situation of the Company, any Subsidiary, or any Affiliate and/or the ability of the Participant to perform his or her duties;

(vi)	Gross negligence or willful misconduct in performance of the Participant’s duties;

(vii)	Breach of fiduciary duty to the Company, any Subsidiary, or any Affiliate;

2

(viii)	Willful refusal to perform the duties of the Participant’s titled position; or

(ix)	Material violation of the Foster Wheeler AG Code of Business Conduct and Ethics.

(j)	“Change in Control” means,

(i)	The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Company where such acquisition causes such Person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this paragraph (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (B) any acquisition by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) below; and provided, further, that if any Person’s Beneficial Ownership of the Outstanding Company Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires Beneficial Ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Company Voting Securities;

(ii)	Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject to the consent of any government or governmental agency, the later of the obtaining of such consent (either explicitly or implicitly by consummation) or the consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any (x) corporation owned, directly or indirectly, by the Beneficial Owner of the Outstanding Company Voting Securities as described in clause (A) immediately preceding, or (y) employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination, or any of their respective subsidiaries) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

3

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(k)	“Change-in-Control Price” means the closing price of a Share on the last trading day before the Change in Control occurs or, if so determined by the Committee, the value of all compensation to be paid to the holder of a Share pursuant to the terms of the transaction constituting the Change in Control.

(l)	“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the twenty-four (24) month anniversary of such date.

(m)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

(n)	“Committee” means the Compensation and Executive Development Committee (previously known as the Compensation Committee) of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(o)	“Company” means Foster Wheeler AG, a Swiss company, and any successor thereto as provided in Article 21 herein.

(p)	“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(q)	“Director” means any individual who is a member of the Board of Directors of the Company and who is not an Employee.

(r)	“Disability” means (i) in the case of an Employee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by the Company, Affiliate or Subsidiary in which the Employee participates, and (ii) in the case of a Director or Third-Party Service Provider, the inability of the Director or Third-Party Service Provider to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee, based upon medical evidence and in accordance with Code Section 22(e)(3).

4

(s)	“Effective Date” has the meaning set forth in Section 1.1.

(t)	“Employee” means any individual who performs services for and is designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(v)	“Fair Market Value” or “FMV” means the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(w)	“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of fully paid Shares. A Full-Value Award shall require the Participant to pay at least the par value for each Share issued out of the Company’s conditional capital. The Company reserves the right to arrange for payment to be made on the Participant’s behalf as part of an Award or otherwise.

(x)	“Grant Date” means the date on which the Committee approves the grant of an Award by Committee action or such later date as specified in advance by the Committee.

(y)	“Grant Price” means the price established when the Committee approves the grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR. The Grant Price of any SAR will be at least the greater of the Fair Market Value of a Share or the par value of a Share.

(z)	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

(aa)	“Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.

(bb)	“Involuntary Termination” means the Company’s, Affiliate’s and/or Subsidiary’s termination of a Participant’s employment or service other than for Cause.

(cc)	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

(dd)	“Non-Tandem SAR” means an SAR that is granted independently of any Option, as described in Article 7.

(ee)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

5

(ff)	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option. The Option Price will be at least the greater of the Fair Market Value of a Share or par value of a Share.

(gg)	“Other Agreement” means either (i) an applicable employment or other written agreement between the Company and a Participant or (ii) an applicable employment or other written agreement between an Affiliate or a Subsidiary and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer, the President, an Executive Vice President, the Controller, or the Secretary of the Company.

(hh)	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

(ii)	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

(jj)	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(kk)	“Performance-Based Exception” means the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m).

(ll)	“Performance Measures” means measures as described in Article 13 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

(mm)	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(nn)	“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in fully paid Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

(oo)	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

(pp)	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion) by the exercise of the Company’s right to repurchase such Restricted Stock or Restricted Stock Units, as provided in Article 8.

(qq)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(rr)	“Plan” means the Foster Wheeler AG Omnibus Incentive Plan.

(ss)	“Plan Year” means the Company’s fiscal year.

6

(tt)	“Prior Plans” mean, collectively: (i) the Foster Wheeler Inc. 1995 Stock Option Plan; (ii) the Directors Stock Option Plan; (iii) the 2004 Stock Option Plan; and (iv) the Management Restricted Stock Plan.

(uu)	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

(vv)	“Resignation for Good Reason” means a material negative change in the employment relationship without the Participant’s consent; provided (a) the Participant notifies the Company of the material negative change within ninety (90) days of the occurrence of such change, (b) the material negative change is not cured by the Company within thirty (30) days after receiving notice from the Participant, and (c) the material negative change is evidenced by any of the following:

(i)	material diminution in title, duties, responsibilities or authority;

(ii)	reduction of base salary and benefits except for across-the-board changes for Employees at the Participant’s level;

(iii)	exclusion from executive benefit/compensation plans;

(iv)	relocation of the Participant’s principal business location by the Participant’s employer (the Company, Affiliate, or Subsidiary, as the case may be) of greater than fifty (50) miles;

(v)	material breach of the Participant’s employment agreement with the Company, Affiliate or Subsidiary, as the case may be; or

(vi)	resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Participant.

(ww)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

(xx)	“Retirement” means:

(i)	For any termination of employment by the Participant on or prior to August 31, 2013, a termination of employment after the Participant has either (A) attained age 65, or (B) (I) attained age 60 and (II) provided to the Company’s Chief Executive Officer written notice of the Participant’s intent to terminate employment by way of Retirement as of a date certain, which notice is provided at least one (1) year prior to the date of the intended Retirement; and

(ii)	For any termination of employment by the Participant after August 31, 2013, a termination of employment after the Participant has (A) attained age 60 and (B) provided to the Company’s Chief Executive Officer written notice of the Participant’s intent to terminate employment by way of Retirement as of a date certain, which notice is provided at least one (1) year prior to the date of the intended Retirement.

For the avoidance of doubt, if a Participant has met the relevant Retirement criteria set forth above but is terminated without Cause or is the subject of a Resignation for Good Reason prior to the date set forth in the notice described above, the Participant shall remain eligible for Retirement under this Plan.

7

(yy)	“Share” means a registered share of the Company, par value CHF 3.00 each, or such other par value as may be in effect from time to time. Effective upon the completion of the Redomestication, registered shares of the Company will be issued, held, made available, or used to measure benefits as appropriate under the Plan in lieu of Foster Wheeler Ltd. common shares with respect to all outstanding Awards issued prior to or after the completion of the Redomestication.

(zz)	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

(aaa)	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

(bbb)	“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

(ccc)	“Third-Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, any Subsidiary, or an Affiliate that: (i) are not in connection with the offer or sale of the Company’s securities in a capital raising transaction; and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.        Administration

3.1          General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee shall consist of not fewer than two (2) Directors who are both non-employee directors, within the meaning of Rule 16b-3 of the Exchange Act, and independent directors, within the meaning of Nasdaq Listing Rule 5605(a)(2), or any similar rule or listing requirement that may be applicable to the Company from time to time. If at any time all members of the Committee are not also “outside directors,” as defined in Treasury Regulation Section 1.162-27, the Committee may establish a subcommittee, consisting of all members who are outside directors, as so defined, for all purposes of any Award to a Covered Employee that is intended to qualify for the Performance-Based Exception. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2          Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions (including the terms and conditions set forth in Award Agreements), granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of the Plan or any Award Agreement, and, subject to Article 19, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, accelerating the vesting of any Award or extending the post-termination exercise period of an Award (subject to the limitations of Code Section 409A), and any other modifications or amendments that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

Notwithstanding the foregoing, members of the Board or the Committee who are either eligible for Awards or have been granted Awards may vote on any and all matters, including matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan. However, no such member shall act upon the granting of a specific Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

8

3.3         Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.        Shares Subject to This Plan and Maximum Awards

4.1          Number of Shares Available for Awards

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i)	Eight million one hundred sixty thousand (8,160,000) Shares; plus

(ii)	(A) the number of Shares (not to exceed 1,400,000) which remained available for grant under the Company’s Prior Plans as of the Effective Date; and (B) the number of Shares (not to exceed 10,000,000) subject to outstanding awards as of the Effective Date under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b)	All Shares of the Share Authorization may be granted as Full-Value Awards.

(c)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be nine million five hundred sixty thousand (9,560,000) Shares.

(d)	The maximum number of Shares of the Share Authorization that may be granted to Directors shall be 1,000,000 Shares.

4.2          Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued and delivered to a Participant. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance and delivery of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance and delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan and shall be added back to the limits described in this Plan. In addition, the following principles shall apply in determining the number of Shares under any applicable limit:

(a)	Shares tendered or attested to in payment of the Exercise Price of an Option shall not be added back to the applicable limit;

(b)	Any Shares withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit (without implying that the withholding of Shares is a permissible way to satisfy the obligation);

(c)	Shares that are reacquired by the Company with the amount received upon the exercise of an Option shall not be added back to the applicable limit; and

(d)	The aggregate Shares exercised, rather than the number of Shares actually issued, pursuant to a SAR that is settled in Shares shall reduce the applicable limit.

10

The Company will issue new Shares either based on the Company’s conditional or authorized capital or it may, in its full discretion, deliver treasury shares, shares available on the open market, or otherwise existing Shares.

4.3          Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 1,000,000, as adjusted pursuant to Sections 4.4 and/or 19.2.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 1,000,000, as adjusted pursuant to Sections 4.4 and/or 19.2.

(c)	Restricted Stock Units or Restricted Stock. The maximum aggregate grant with respect to Awards of Restricted Stock Units or Restricted Stock that a Participant may receive in any one Plan Year shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, or equal to the value of 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2.

(d)	Performance Units or Performance Shares. The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, or equal to the value of 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, determined as of the date of vesting or payout, as applicable.

(e)	Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of the value of $5,000,000 or 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, determined as of the date of vesting or payout, as applicable.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2.

4.4          Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the authorized number of Shares of the Company or the capitalization of the Company) such as an amalgamation, a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, division, consolidation or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of issued Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

11

Subject to the provisions of Article 19 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any amalgamation, merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44 or subsequent accounting guidance), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable. The Committee shall provide to Participants reasonable written notice (which may include, without limit, notice by electronic means) within a reasonable time of any such determinations it makes.

Article 5.         Eligibility and Participation

5.1           Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third-Party Service Providers.

5.2          Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

5.3          Leaves of Absence. Notwithstanding any other provision of the Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if such Participant is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship with the Company, any Subsidiary, or any Affiliate. In such a case, the employment relationship shall be deemed to continue until the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or contract.

5.4          Transfer of Service. Notwithstanding any other provision of the Plan to the contrary, for purposes of determining Awards granted hereunder, a Participant shall not be deemed to have incurred a termination of employment if the Participant’s status as an Employee, Director, or Third-Party Service Provider terminates and the Participant is then, or immediately thereafter becomes, an eligible individual due to another status or relationship with the Company, any Subsidiary, or any Affiliate.

5.5          Termination of Employment. For purposes of Awards granted under this Plan, the Committee shall have discretion to determine whether a Participant has ceased to be employed by (or, in the case of a Director or Third-Party Service Provider, has ceased providing services to) the Company, Affiliate and/or any Subsidiary, and the effective date on which such employment (or services) terminated, or whether any Participant is on an authorized leave of absence. The Committee further shall have the discretion to determine whether any corporate event or transaction that results in the sale, spinoff or transfer of a Subsidiary, business group, operating unit, division, or similar organization constitutes a termination of employment (or services), and, if so, the effective date of such termination, for purposes of Awards granted under this Plan.

Article 6.        Stock Options

6.1          Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted and defined under Code Sections 422 and 424).

6.2          Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3          Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date. With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, any Subsidiary, or any Affiliate, the Option Price of Shares subject to an ISO shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the ISO’s Grant Date. In any event, the Option Price shall not be less than the aggregate par value of the Shares covered by the Option.

12

6.4           Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine when the Committee approves the grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any Subsidiary, or an Affiliate, no such ISO shall be exercisable later than the day before the fifth (5th) anniversary of the Grant Date.

6.5           Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Notwithstanding the foregoing, the Fair Market Value of Shares, determined as of the Grant Date, as to which ISOs are exercisable for the first time by any Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). The portion of any ISOs that become exercisable in excess of such amount, or that are exercised more than three months (12 months in the case of death or disability) after the Participant has ceased to be an Employee of the Company or of any parent or subsidiary corporation (as permitted and defined under Code Sections 422 and 424) shall be deemed Nonqualified Stock Options.

6.6           Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable, in full, to the Company, under any of the following methods as determined by the Committee, in its sole discretion: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) to the Company for repurchase previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price together with an assignment of the proceeds of the Share repurchase to pay the Option Price (provided that any such repurchase of Shares shall be subject to the Swiss Code of Obligations); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7           Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8           Termination of Employment, Service as a Director or Third-Party Service Provider. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any. Subject to Article 18, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:

13

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination or Resignation for Good Reason by the Participant, all then vested and exercisable Options shall remain exercisable from the date of such termination until the earlier of (A) the expiration of the term of the Option, or (B) six (6) months after the date of such termination. Such Options shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested Options shall be immediately forfeited.

(b)	Death or Disability. These termination events apply to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability, to the extent that an Option is not then exercisable, the Option shall immediately become vested and exercisable with respect to all Shares covered by the Participant’s Option, and the Option shall remain exercisable until the earlier of (A) the expiration of the term of the Option, or (B) 12 months after the date of such termination. In the case of the Participant’s death, the Participant’s beneficiary or estate may exercise the Option.

(c)	Retirement. This termination event shall apply only to Participants who are Employees. In the event that a Participant’s employment terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary, to the extent an Option is not then exercisable, the Option shall become vested and exercisable as to a number of Shares determined as follows: (i) the total number of Shares covered by the Option times (ii) a ratio, the numerator of which is the total number of months of employment from the Grant Date of the Option to the end of the month in which such termination occurs and the denominator of which is the total number of months of vesting required for a fully vested Option as set forth in the Award Agreement. The vested portion of the Option, as determined under this subsection (c), shall remain exercisable until the earlier of (A) the expiration of the term of the Option, or (B) 36 months after the date of such termination. The unvested portion of the Option shall be immediately forfeited.

(d)	Termination for Cause. This termination event applies to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for Cause, all Options granted to such Participant shall expire immediately and all rights to purchase Shares (vested or nonvested) under the Options shall cease upon such termination. In addition, the provisions of Article 11 shall apply.

(e)	Other Termination. This termination event applies to all Participants, as follows:

(i)	In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for any reason other than those set forth in subsections (a) through (d) above, all then vested and exercisable Options shall remain exercisable from the date of such termination until the earlier of (A) the expiration of the term of the Option, or (B) 30 days after the date of such termination. Such Options shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested Options shall be immediately forfeited.

(ii)	In the event that a Participant’s service as a Director with the Company terminates for any reason other than those set forth in subsections (b) through (d) above, to the extent the Option is not then exercisable, the Option shall become vested and exercisable as to a number of Shares determined as follows: (A) the total number of Shares covered by the Option times (B) a ratio, the numerator of which is the total number of months of service from the Grant Date of the Option to the end of the month in which such termination occurs and the denominator of which is the total number of months of vesting required for a fully vested Option as set forth in the Award Agreement. The vested portion of the Option, as determined under this paragraph (ii) shall remain exercisable from the date of such termination until the earlier of (x) the expiration of the term of the Option, or (y) 30 days after the date of such termination. The unvested portion of the Option shall be immediately forfeited.

14

6.9          Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

Article 7.        Stock Appreciation Rights

7.1          Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement. Notwithstanding the foregoing, the Grant Price of a Non-Tandem SAR on the Grant Date shall be at least equal to the greater of one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date or the par value of the Shares. The Grant Price of a Tandem SAR on the Grant Date shall equal the Option Price of the related Option.

7.2          SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3          Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the day before the tenth (10th) anniversary of the Grant Date. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4          Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, and has not yet been exercised. Notwithstanding the foregoing: (i) a Tandem SAR granted in connection with an ISO shall expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares covered by the Option exceeds the Option Price of the Option.

7.5          Exercise of Non-Tandem SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6          Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

15

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, fully paid Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7          Termination of Employment, Service as a Director or Third-Party Service Provider. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any. Subject to Article 18, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination or Resignation for Good Reason by the Participant, all then vested and exercisable SARs shall remain exercisable from the date of such termination until the earlier of (A) the expiration of the term of the SAR, or (B) six (6) months after the date of such termination. Such SARs shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested SARs shall be immediately forfeited.

(b)	Death or Disability. These termination events apply to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability, to the extent that an SAR is not then exercisable, the SAR shall immediately become vested and exercisable with respect to all Shares covered by the Participant’s SAR, and the SAR shall remain exercisable until the earlier of (A) the expiration of the term of the SAR, or (B) 12 months after the date of such termination. In the case of the Participant’s death, the Participant’s beneficiary or estate may exercise the SAR.

(c)	Retirement. This termination event applies only to Participants who are Employees. In the event that a Participant’s employment terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary, to the extent an SAR is not then exercisable, the SAR shall become vested and exercisable as to a number of Shares determined as follows: (i) the total number of Shares covered by the SAR times (ii) a ratio, the numerator of which is the total number of months of employment from the Grant Date of the SAR to the end of the month in which such termination occurs and the denominator of which is the total number of months of vesting required for a fully vested SAR as set forth in the Award Agreement. The vested portion of the SAR, as determined under this subsection (c), shall remain exercisable until the earlier of (A) the expiration of the term of the SAR, or (B) 36 months after the date of such termination. The unvested portion of the SAR shall be immediately forfeited.

(d)	Termination for Cause. This termination event applies to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for Cause, all SARs granted to such Participant shall expire immediately and all rights to purchase Shares (vested or nonvested) under the SARs shall cease upon such termination. In addition, the provisions of Article 11 shall apply.

16

(e)	Other Termination. This termination event applies to all Participants, as follows:

(i)	In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for any reason other than those set forth in subsections (a) through (d) above, all then vested and exercisable SARs shall remain exercisable from the date of such termination until the earlier of (A) the expiration of the term of the SAR, or (B) 30 days after the date of such termination. Such SARs shall only be exercisable to the extent that they were exercisable as of such termination date and all unvested SARs shall be immediately forfeited.

(ii)	In the event that a Participant’s service as a Director with the Company terminates for any reason other than those set forth in subsections (b) through (d) above, to the extent the SAR is not then exercisable, the SAR shall become vested and exercisable as to a number of Shares determined as follows: (A) the total number of Shares covered by the SAR times (B) a ratio, the numerator of which is the total number of months of service from the Grant Date of the SAR to the end of the month in which such termination occurs and the denominator of which is the total number of months of vesting required for a fully vested SAR as set forth in the Award Agreement. The vested portion of the SAR, as determined under this paragraph (ii) shall remain exercisable from the date of such termination until the earlier of (x) the expiration of the term of the SAR, or (y) 30 days after the date of such termination. The unvested portion of the SAR shall be immediately forfeited.

7.8          Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8.        Restricted Stock and Restricted Stock Units

8.1          Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually issued until the expiration of the Period of Restriction.

8.2          Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine. Notwithstanding the foregoing, any Award of Restricted Stock and/or Restricted Stock Units granted after November 8, 2012, shall provide for a Period of Restriction of not less than three (3) years for full vesting (one (1) year if vesting is also dependent on the achievement of performance goals), subject to acceleration upon a Change in Control and in certain limited situations (including, but not limited to, the death or Disability of the Participant); provided that the foregoing restriction shall not apply to Awards covering a number of Shares that does not exceed (i) five percent (5%) of the sum of the total number of Shares available for Awards under the Plan as of November 8, 2012, plus (ii) any increase in the total number of Shares available for Awards approved by the shareholders after November 8, 2012, as adjusted pursuant to Section 4.4, reduced by (iii) the number of Shares subject to Award granted under Article 9 after November 8, 2012, pursuant to the proviso to Section 9.2.

8.3          Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

17

8.4          Voting Rights. Unless otherwise set forth in a Participant’s Award Agreement and permitted by Applicable Law, a Participant holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.5          Termination of Employment, Service as a Director or Third-Party Service Provider. Each Award Agreement shall set forth the extent to which the restrictions placed on Restricted Stock and/or Restricted Stock Units shall lapse following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any. Subject to Article 18, in the event a Participant’s Award Agreement does not set forth such provisions, the following provisions shall apply:

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment or service, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination or Resignation for Good Reason by the Participant, to the extent any Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, all Shares of Restricted Stock or all Restricted Stock Units, as the case may be, shall be immediately forfeited to the Company.

(b)	Death or Disability. These termination events apply to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability, to the extent any Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, all Shares of Restricted Stock or all Restricted Stock Units, as the case may be, shall immediately become fully vested on the date of such termination and any restrictions shall lapse.

(c)	Retirement. This termination event applies only to Participants who are Employees. In the event that a Participant’s employment terminates by reason of Retirement from the Company, Affiliate and/or any Subsidiary, to the extent any Award covering Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, the Award shall become vested on the date of such termination and any restrictions shall lapse as to a number of Shares or Units, as the case may be, determined as follows: (A) the total number of Shares of Restricted Stock or Restricted Stock Units, as applicable, times (B) a ratio, the numerator of which is the total number of months of employment from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months of vesting required for a fully vested Award as set forth in the Award Agreement; provided, however, that a Participant who is a United States taxpayer shall be vested on the date on which he is entitled to Retire (taking into account any notice requirement) in the number of Shares or Units which would be vested under the formula set forth above if he had actually Retired on such date, and at the end of each subsequent month shall be vested in the number of additional Shares or Units that would be vested if he had Retired on such date, until he actually terminates employment; and provided further that similar rules shall apply to a Participant who is not a United States taxpayer but is subject to other tax laws requiring that Restricted Stock or Restricted Stock Units be taken into account for tax purposes when the Participant is eligible to Retire.

(d)	Termination for Cause. This termination event applies to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for Cause all vested and unvested Shares of Restricted Stock or all vested and unvested Restricted Stock Units, as the case may be, shall be forfeited to the Company. In addition, the provisions of Article 11 shall apply.

18

(e)	Other Termination. This termination event applies to all Participants, as follows:

(i)	In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for any reason other than as described in subsections (a) through (d), all unvested Shares of Restricted Stock or all unvested Restricted Stock Units, as the case may be, shall be immediately forfeited to the Company.

(ii)	In the event that a Participant’s service as a Director with the Company terminates for any reason other than as described in subsections (b) through (d), to the extent any Award covering Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, the Award shall become vested on the date of such termination and any restrictions shall lapse as to a number of Shares or Units, as the case may be, determined as follows: (A) the total number of Shares of Restricted Stock or Restricted Units, as applicable, times (B) a ratio, the numerator of which is the total number of months of service from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months of vesting required for a fully vested Award as set forth in the Award Agreement. The unvested portion of the Award shall be immediately forfeited to the Company.

(f)	Satisfaction of Performance Goals. In any situation in which the number of Shares of Restricted Stock, or Restricted Stock Units, to which a Participant is entitled is intended to satisfy the Performance-Based Exception, or otherwise depends upon the satisfaction of performance goals, the treatment of the Award upon a termination of employment or service shall be governed by the provisions of Section 9.6.

8.6          Forfeiture and Right of Repurchase. In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 8, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased. The Company shall have 90 days from the date of any event giving rise to forfeiture within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares is assignable by the Company, in its sole discretion, to a Subsidiary, Affiliate or other party to whom such rights can be assigned under Applicable Laws.

8.7          Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.        Performance Units/Performance Shares

9.1          Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2           Performance Unit/Performance Shares Agreement. Each Performance Unit and/or Performance Share grant shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or the number of Performance Units granted, the applicable Performance Period, and such other terms and provisions as the Committee shall determine. Notwithstanding the foregoing, any Award of Performance Shares granted after November 8, 2012, shall provide for a Performance Period of not less than one (1) year for full vesting, subject to acceleration upon a Change in Control and in certain limited situations (including, but not limited to, the death or Disability of the Participant); provided that the foregoing restriction shall not apply to Awards covering a number of Shares that does not exceed (i) five percent (5%) of the sum of the total number of Shares available for Awards under the Plan as of November 8, 2012, plus any increase in the total number of Shares available for Awards approved by the shareholders after November 8, 2012, as adjusted pursuant to Section 4.4, reduced by (iii) the number of Shares subject to Award granted under Article 8 after November 8, 2012, pursuant to the proviso to Section 8.2.

19

9.3           Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.4           Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5           Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in fully paid Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.6           Termination of Employment, Service as a Director or Third-Party Service Provider. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive payment for any Performance Units and/or Performance Shares following termination of the Participant’s employment with or services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any. Subject to Article 18, in the event that a Participant’s Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment or service, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates during a Performance Period by reason of an Involuntary Termination or Resignation for Good Reason by the Participant, all unvested Performance Units and/or Performance Shares shall be immediately forfeited to the Company.

(b)	Death or Disability. These termination events apply to all Participants. In the event that a Participant’s employment or service, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability, the Participant shall receive a payout of the Performance Units and/or Performance Shares calculated as if the performance goals had been met at the median or target level, as applicable.

(c)	Retirement. This termination event applies only to Participants who are Employees.

(i)	In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary, terminates during a Performance Period due to Retirement, the Participant shall receive a prorated payout of the Performance Units and/or Performance Shares, which shall be valued and paid in accordance with paragraph (c)(ii). The prorated payout shall be determined as follows: (A) the total number of Performance Units and/or Performance Shares, as applicable, to which the Participant would be entitled as determined under paragraph (c)(ii) times (B) a ratio, the numerator of which is the total number of months of employment from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months in the Performance Period.

20

(ii)	The number of Performance Units and/or Performance Shares to which the Participant is entitled, prior to application of the proration formula described in paragraph (c)(i), shall be determined after the close of the Performance Period based upon the extent to which the Performance Measures or other performance goals were actually achieved; provided that, in the case of an Award that is not intended to qualify for the Performance-Based Exception, the Committee may provide for a payment prior to the close of the Performance Period calculated as if the Performance Measures or other performance goals had been met at the median or target level, as applicable, or such other measure as the Committee considers appropriate.

(d)	Termination for Cause. This termination event applies to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for Cause during a Performance Period, all Performance Units and/or Performance Shares (vested or unvested) shall be immediately forfeited to the Company. In addition, the provisions of Article 11 shall apply.

(e)	Other Termination. This termination event applies to all Participants, as follows:

(i)	In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates during a Performance Period for any reason other than as described in subsections (a) through (d), all unvested Performance Units and/or Performance Shares shall be immediately forfeited to the Company.

(ii)	In the event that a Participant’s service as a Director with the Company terminates during a Performance Period for any reason other than as described in subsections (b) through (d), to the extent any Award covering Performance Units and/or Performance Shares are not then vested, the Award shall become vested on the date of such termination and any restrictions shall lapse as to a number of Performance Units or Performance Shares, as the case may be, determined as follows: (A) the total number of Performance Shares or Performance Units, as applicable, to which the Participant would be entitled if the performance goals had been met at the median or target level, as applicable, times (B) a ratio, the numerator of which is the total number of months of service from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months of vesting required for a fully vested Award as set forth in the Award Agreement. The unvested portion of the Award shall be immediately forfeited to the Company.

9.7          Forfeiture and Right of Repurchase. In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 9, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased. The Company shall have 90 days from the date of any event giving rise to forfeiture within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares is assignable by the Company, in its sole discretion, to a Subsidiary, Affiliate or other party to whom such rights can be assigned under Applicable Laws.

Article 10.      Cash-Based Awards and Other Stock-Based Awards

 10.1       Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

21

10.2        Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual fully paid Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3        Cash-Based Award or Stock-Based Award Agreement. Each Cash-Based Award or Stock-Based Award grant shall be evidenced by an Award Agreement that shall specify the amount of the Cash-Based Award or Stock-Based Award granted and such other terms and provisions as the Committee shall determine; provided that no Award Agreement shall provide for the issuance of Shares except on a fully paid basis.

10.4        Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met, and provided the cash or services received by the Company in exchange for Shares shall have a value not less than the aggregate par value of any Shares issued as part of such other Stock-Based Award.

10.5        Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or fully paid Shares as the Committee determines.

10.6        Termination of Employment, Service as a Director or Third-Party Service Provider. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination, or reasons relating to the breach or threatened breach of restrictive covenants to which the Participant is subject, if any. Subject to Article 18, in the event that a Participant’s Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment or service, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination or Resignation for Good Reason by the Participant, the unvested portion of the Award shall be immediately forfeited to the Company.

(b)	Death or Disability. These termination events apply to all Participants. In the event that a Participant’s employment or service, as the case may be, with the Company, Affiliate and/or any Subsidiary terminates by reason of death or Disability, the Participant shall receive a payout of the Award; provided that if the Award is based upon the achievement of performance goals, the Award shall be calculated as if the performance goals had been achieved at the median or target level, as applicable.

(c)	Retirement. This termination event applies only to Participants who are Employees.

22

(i)	In the event that a Participant’s employment with the Company, Affiliate and/or any Subsidiary, terminates during a Performance Period due to Retirement, the Participant shall receive a prorated payout of the Award, which shall be valued and paid in accordance with paragraph (c)(ii). The prorated payout shall be determined as follows: (A) the total amount of the Award to which the Participant would be entitled as determined under paragraph (c)(ii) times (B) a ratio, the numerator of which is the total number of months of employment from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months in the Performance Period, or other period required for full vesting of the Award.

(ii)	The amount of the Award to which the Participant is entitled, prior to application of the proration formula described in paragraph (c)(i), shall be determined after the close of the Performance Period based upon the extent to which the Performance Measures or other performance goals were actually achieved; provided that, in the case of an Award that is not intended to qualify for the Performance-Based Exception, the Committee may provide for a payment prior to the close of the Performance Period calculated as if the Performance Measures or other performance goals had been met at the median or target level, as applicable, or such other measure as the Committee considers appropriate.

(d)	Termination for Cause. This termination event applies to all Participants. In the event that a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates for Cause the Award (vested or unvested) shall be immediately forfeited to the Company. In addition, the provisions of Article 11 shall apply.

(e)	Other Termination. This termination event applies to all Participants, as follows:

(i)	In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates during a Performance Period for any reason other than as described in subsections (a) through (d), the unvested portion of the Award shall be immediately forfeited to the Company.

(ii)	In the event that a Participant’s service as a Director with the Company terminates during a Performance Period, or other period required for full vesting, for any reason other than as described in subsections (b) through (d), to the extent the Award is unvested, the Award shall become vested on the date of such termination and any restrictions shall lapse as to a portion of the Award determined as follows: (A) the total value of the Award to which the Participant would be entitled if any applicable performance goals had been met at the median or target level, as applicable, times (B) a ratio, the numerator of which is the total number of months of service from the Grant Date of the Award to the end of the month in which the Participant’s termination occurs and the denominator of which is the total number of months of vesting or the performance period required for a fully vested Award as set forth in the Award Agreement. The unvested portion of the Award shall be immediately forfeited to the Company.

10.7        Forfeiture and Right of Repurchase. In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 10, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased. The Company shall have 90 days from the date of any event giving rise to forfeiture within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares is assignable by the Company, in its sole discretion, to a Subsidiary, Affiliate or other party to whom such rights can be assigned under Applicable Laws.

Article 11.      Forfeiture of Awards.

 11.1       General. Notwithstanding anything else to the contrary contained herein, the Committee in granting any Award shall have the full power and authority to determine whether, to what extent and under what circumstances such Award shall be forfeited, cancelled or suspended. Unless an Award Agreement includes provisions expressly superseding the provisions of this Article 11, the provisions of this Article 11 shall apply to all Awards. Any such forfeiture shall be effected by the Company in such manner and to such degree as the Committee, in its sole discretion, determines, and will in all events (including as to the provisions of this Article 11) be subject to the Applicable Laws.

23

In order to effect a forfeiture under this Article 11, the Committee may require that the Participant sell Shares received upon exercise or settlement of an Award to the Company or to such other person as the Company may designate at such price and on such other terms and conditions as the Committee in its sole discretion may require. Further, as a condition of each Award, the Company shall have, and each Participant shall be deemed to have given the Company, a proxy on each Participant’s behalf, and each Participant shall be required and be deemed to have agreed to execute any other documents necessary or appropriate to carry out this Article 11.

11.2       Forfeiture Events. Unless otherwise specified by the Committee, in addition to any vesting or other forfeiture or repurchase conditions that may apply to an Award and Shares issued pursuant to an Award, each Award granted under the Plan will be subject to the following forfeiture conditions:

(a)	Competitive Activity. All outstanding Awards and Shares issued pursuant to an Award held by an Participant will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee with respect to such Shares have previously lapsed) if the Participant, without the consent of the Company, while employed or in service, as the case may be, or within six (6) months after termination of employment or service, establishes an employment or similar relationship with a competitor of the Company or engages in any similar activity that is in conflict with or adverse to the interests of the Company, as determined by the Committee in its sole discretion; provided, that if an Participant has sold Shares issued upon exercise or settlement of an Award within six (6) months prior to the date on which the Participant would otherwise have been required to forfeit such Shares or the Option under this subsection (a) as a result of the Participant’s competitive or similar acts, then the Company will be entitled to recover any and all profits realized by the Participant in connection with such sale.

(b)	Termination for Cause. All outstanding Awards and Shares issued pursuant to an Award held by an Participant will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee have previously lapsed) if the Participant’s employment or service is terminated by the Company for Cause; provided, however, that if an Participant has sold Shares issued upon exercise or settlement of an Award within six (6) months prior to the date on which the Participant would otherwise have been required to forfeit such Shares under this subsection (b) as a result of termination of the Participant’s employment or service for Cause, then the Company will be entitled to recover any and all profits realized by the Participant in connection with such sale; and provided further, that in the event the Committee determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period required to conduct such determination, meaning that the vesting, exercisability and/or lapse of restrictions otherwise applicable to the Award will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this subsection (b) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.

(c)	Failure to Timely Accept Award Agreement. If the Company or the Committee requests that a Participant execute and return an Award Agreement (or otherwise indicate its acceptance of the Award Agreement) in connection with an Award, and if the Participant fails to do so within ninety (90) days of the request for same, all outstanding Awards and Shares issued pursuant to the applicable Award will be forfeited in their entirety. For the avoidance of doubt, all Awards are made as of their Grant Date.

24

Article 12.      Transferability of Awards

12.1        Transferability. Except as provided in Section 12.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative. Except as permitted by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

12.2        Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 12.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

For the sole purpose of enabling electronic trading of awarded Shares, the awarded Shares must be assigned and transferred to Cede & Co., the Nominee of the Bank Depository Trust Company, a U.S. clearing agency. Any Shares not held by Cede & Co. must be separately registered by a Participant prior to sale or trading.

Article 13.      Performance Measures

 13.1       Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share (basic or fully diluted);
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Booking activity and Backlog growth (including, but not limited to, as measured in man-hours, future revenues, Foster Wheeler scope and/or contract profit);
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense targets;
(m)	Leverage targets (including, but not limited to, absolute amount of consolidated debt, EBITDA/consolidated debt ratios and/or debt to equity ratios);
(n)	Credit rating targets;
(o)	Margins;
(p)	Operating efficiency;
(q)	Safety;
(r)	Market share;
(s)	Customer satisfaction;
(t)	Working capital targets;
(u)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(v)	Developing new products and lines of revenue;
(w)	Reducing operating expenses;
(x)	Developing new markets;
(y)	Meeting completion schedules;
(z)	Developing and managing relationships with regulatory and other governmental agencies;
(aa)	Managing cash;
(bb)	Managing claims against the Company, including litigation; and
(cc)	Identifying and completing strategic acquisitions.

25

Any Performance Measure(s) may be used to measure the performance of the Company, any Subsidiary, or an Affiliate as a whole or any business unit of the Company, any Subsidiary, or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 13.

Notwithstanding the foregoing, for each Award designed to qualify for the Performance-Based Exception, the Committee shall establish and set forth in the Award the applicable performance goals for that Award no later than the latest date that the Committee may establish such goals without jeopardizing the ability of the Award to qualify for the Performance-Based Exception and the Committee shall be satisfied that the attainment of such Performance Measure(s) shall represent value to the Company in an amount not less than the par value of any related Performance Shares. The terms of any Award intended to qualify for the Performance-Based Exception shall be objectively stated so that the degree to which the Performance Measures have been met, and the amount payable to Covered Employees, can be determined by a third party with knowledge of all relevant facts.

13.2        Evaluation of Performance. Subject to Section 13.3, the Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and other asset revaluations, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) changes in material liability estimates. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.3        Adjustment of Performance-Based Compensation. The degree of payout and/or vesting of Awards designed to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the performance goals and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the value and degree of attainment of the pre-established performance goals; provided, however, that the performance goals applicable to Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the sole discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the pre-established performance goals). Without limiting the generality of the foregoing, the Committee may grant Awards that are intended to qualify for the Performance-Based Exception and that provide for payment of a specified amount to Covered Employees upon the attainment of Performance Measures described in Section 13.1, and may reserve the right to reduce such amounts based upon other performance goals not described in Section 13.1, or in its sole discretion.

13.4        Committee Discretion. To the extent permitted by applicable securities laws (and tax laws in the case of an award intended to qualify as Performance-Based Compensation), the Committee shall have sole discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1.

Article 14.      Director Awards

 The Board shall determine all Awards to Directors. The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement and shall be otherwise subject to the Plan.

26

Article 15.      Dividends and Dividend Equivalents

The Committee shall determine the extent to which a Participant who is granted Restricted Stock shall have the right to receive dividends declared on the Restricted Stock during the Period of Restriction, and the extent to which Participants who receive Restricted Stock Units, Options, SARs, Performance Shares or Other Stock Based Awards shall be granted the right to additional compensation (“dividend equivalents”) based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividends or dividend equivalents shall be paid in or converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. The crediting of dividends or dividend equivalents shall be subject to the following additional rules and limitations:

(a)	Any crediting of dividends or dividend equivalents shall be subject to the same restrictions and conditions as the underlying Award. For avoidance of doubt, dividends or dividend equivalents with respect to any Award subject to the achievement of performance goals shall only be paid to the extent the Award vests and the performance goals are achieved.

(b)	No dividend equivalent granted with respect to an Option or a Stock Appreciation Right may be conditioned, directly or indirectly, upon exercise of such Option or Stock Appreciation Right.

(c)	If the grant of an Award to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any additional restrictions it deems appropriate to the payment of dividends or dividend equivalents, such that the dividends, dividend equivalents and/or the Award maintain eligibility for the Performance-Based Exception.

(d)	To the extent a dividend or dividend equivalent is considered a 409A Award, as defined in Section 22.18, whether or not the underlying Award is also a 409A Award, the right to the dividend or dividend equivalent shall be treated as a separate form of Award that is subject to Section 22.18, and the time of payment of the dividend or dividend equivalent shall comply with Section 409A.

Article 16.      Beneficiary Designation

 Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative, as determined by the Committee, in its sole discretion.

Article 17.      Rights of Participants

 17.1       Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

17.2        Participation. No individual shall have the right to be selected to receive an Award under this Plan. In addition, the receipt of any Award shall not create a right to receive a future Award.

17.3        Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the registered holder of such Shares.

27

Article 18.      Change in Control

 18.1       Termination of Employment, Service as a Director or Third-Party Service Provider during Change in Control Period. Each Participant’s Award Agreement may set forth the extent to which the Participant’s Award is affected by a Change in Control, or a termination of employment or service during a Change in Control Period, subject to Sections 5.3 and 5.4. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on, among other things, the reasons for termination, or reasons relating to breach or threatened breach of restrictive covenants to which the Participant is subject, if any; provided that, subject to Section 22.2(c), no Award Agreement or Other Agreement entered into after November 8, 2012, may provide for Change in Control provisions that are materially more favorable to the Participant than those set forth in the Plan. In the event a Participant’s Award Agreement does not set forth such provisions, a Change in Control in itself shall have no effect upon outstanding Awards (except as otherwise provided in Section 18.2), but the following provisions of subsections (a), (b), (c) and (d) shall apply to all Awards during a Change in Control Period:

(a)	Involuntary Termination or Resignation for Good Reason. These termination events apply only to Participants who are Employees or Third-Party Service Providers. In the event that a Participant’s employment, or service as a Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates by reason of an Involuntary Termination or Resignation for Good Reason by the Participant during the Change in Control Period, then the following shall apply:

(i)	Except as otherwise provided in subparagraph (a)(ii), (A) to the extent that an Option or SAR is not then exercisable, the Option or SAR shall immediately become fully vested and exercisable with respect to all Shares covered by the Participant’s Option or SAR, and the Option or SAR shall remain exercisable until the earlier of three (3) years after the date of such termination or expiration of the term of the Option or SAR, (B) to the extent any Shares of Restricted Stock or Restricted Stock Units, as the case may be, are not then vested, all Shares of Restricted Stock or all Restricted Stock Units, as the case may be, shall immediately become fully vested and any restrictions shall lapse, and (C) to the extent any Other Stock Award or Cash-Based Award has not then been paid out, the Participant shall immediately receive a full payout of the Cash-Based Award or Other Stock Award.

(ii)	The target payout opportunities attainable under all outstanding Performance Units, Performance Shares, and any other Awards which are subject to achievement of any of the Performance Measures specified in Article 13, or any other performance conditions or restrictions that the Committee has made the Award contingent upon, shall be deemed to have been earned as of the effective date of the Change in Control, and the amount payable pursuant to such Award shall be calculated as if the relevant performance goals had been achieved at the median or target level, as applicable.

(iii)	Such Awards shall be paid in Shares or cash, in accordance with the original terms of the Award, except that the Committee has the authority to pay all or any portion of the value of any Award denominated in Shares in cash.

(b)	Termination of Directors. This termination event applies only to Participants who are Directors. In the event that a Participant’s service as a Director with the Company terminates during the Change in Control Period for any reason other than Cause, death or Disability, all of the Participant’s Awards shall be treated in the manner described in subsection (a).

(c)	Death, Disability, Retirement, or Termination for Cause. If a Participant’s employment, or service as a Director or Third-Party Service Provider with the Company, Affiliate and/or any Subsidiary terminates during the Change in Control Period by reason of death, Disability, Retirement (for Employees only), or Cause, the Participant’s Awards shall be treated in the same manner as if such termination had not occurred during a Change in Control Period.

28

(d)	Modification of Awards. Subject to Article 19, herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate in connection with the Change in Control.

18.2        Treatment of Awards. In the event of a Change in Control that consists of a transfer of the business of the Company to a successor entity, by sale, merger, consolidation or otherwise, or a recapitalization or reorganization of the Company, or any similar transaction as determined by the Committee, the Committee may provide, on an equitable basis, for the Awards granted with respect to the successor to the Company, and/or covering successor securities of the Company or of such successor, to be issued in replacement of all Awards that are outstanding under the Plan. If no replacement awards are issued in lieu of outstanding Awards under the Plan, then the Plan and all outstanding Awards granted hereunder shall terminate, and the Company (or successor) shall pay Participants an amount for their outstanding Awards determined using the Change-in-Control Price. Participants with outstanding Options and SARs shall be given an opportunity to exercise all their Options and SARs in connection with the consummation of the Change in Control and receive payment for any acquired Shares using the Change-in-Control Price, or such Options and SARs may be cancelled in exchange for a payment equal to the excess, if any, of the Change-in-Control Price over the Option Price or Grant Price, or if the Change-in-Control Price does not exceed the Option Price or Grant Price, such Awards may be cancelled without payment of consideration. In each case where payment is required under this Section 18.2, such payment shall be made no later than ten (10) business days after the consummation of such Change in Control.

Article 19.      Amendment, Modification, Suspension, and Termination

 19.1       Amendment, Modification, Suspension, and Termination. Subject to Section 19.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4 or Section 18.2:

(a)	Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR;

(b)	Options or SARs issued under this Plan shall not be repurchased, or otherwise cancelled in exchange for a payment of any form of consideration, if the Option Price or Grant Price is less than the Fair Market Value of the Shares covered by the Option or SAR; and

(c)	no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by Applicable Laws.

19.2        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 and 18.2 hereof) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Notwithstanding the foregoing, the Committee shall not, directly or indirectly, reduce the Option Price of an Option or Grant Price of an SAR unless such reduction satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) (if applicable) or other Applicable Law.

19.3        Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Sections 18.2, 19.4 and 22.1(c)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award. For the avoidance of doubt, the treatment of Awards granted prior to November 8, 2012, upon a termination of employment, service as a Director or Third-Party Service Provider, or upon a Change in Control shall be governed by the terms of the Plan and the applicable Award Agreement as in effect on the date the Award was granted.

29

19.4        Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 19.4 to any Award granted under the Plan without further consideration or action.

Article 20.      Withholding

20.1        General. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

20.2        Stock Settled Awards. Each Participant shall make such arrangements as the Committee may require, within a reasonable time prior to the date on which any portion of an Award settled in Shares is scheduled to vest, for the payment of all withholding tax obligations through either (i) giving instructions to a broker for the sale on the open market of a sufficient number of Shares to pay the withholding tax in a manner that satisfies all Applicable Laws, (ii) depositing with the Company an amount of funds equal to the estimated withholding tax liability, or (iii) such other method as the Committee in its discretion may approve, including a combination of (i) and (ii). If a Participant fails to make such arrangements, or if by reason of any action or inaction of the Participant the Company fails to receive a sufficient amount to satisfy the withholding tax obligation, then, anything else contained in this Plan or any Award to the contrary notwithstanding, the Shares that would otherwise have vested on such date shall be subject to forfeiture, as determined by the Committee, regardless of the Participant’s status as an Employee, Director or Third-Party Service Provider; provided, that the Committee, in its sole discretion, may permit a Participant to cure any failure to provide funds to meeting the withholding tax obligation (including any penalties or interest thereon), if the Committee determines that the failure was due to factors beyond the Participant’s control.

Article 21.      Successors

 All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, amalgamation, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 22.      General Provisions

22.1        Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture (including repurchase of Shares for nominal consideration), or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

30

(c)	To the extent that any policy adopted by the Company in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Participant to forfeit any Award, or repay any amount paid with respect to any Award, such policy shall be deemed incorporated into all outstanding Awards to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

22.2	Effect of Other Agreements.

(a)	To the extent provided in an Award Agreement, the terms of an Other Agreement may be deemed incorporated into the Award Agreement, and may alter the definition of Cause, Good Reason, Retirement or Change in Control, the treatment of the Award upon a termination of employment or service or a Change in Control (including any provisions related thereto), or any other provisions relating to vesting or lapse of forfeiture provisions, provided that Award, as so altered, could have been granted under the Plan without violating any term of the Plan or any Applicable Law.

(b)	Except as otherwise provided in Section 22.2(c), an Other Agreement shall not be deemed incorporated into an Award Agreement, and shall not affect the terms of the Award, unless so provided in the Award Agreement or otherwise determined by the Committee, regardless of the terms of the Other Agreement.

(c)	Any provision of an Other Agreement entered into prior to November 8, 2012, including any amendment thereto, that provides benefits upon a Change in Control greater than those provided in Article 18 shall be deemed incorporated into the Award Agreement and shall supersede the provisions of Article 18, unless otherwise provided by the Award Agreement. The Participant shall receive the greater of the benefits provided under the Other Agreement or Article 18, without duplication.

22.3        Right of Offset. The Company, any Subsidiary, or an Affiliate may, to the extent permitted by Applicable Law, deduct from and set off against any amounts the Company, any Subsidiary, or an Affiliate, as the case may be, may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, any Subsidiary, or an Affiliate, as the case may be, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 22.3.

22.4        Compliance with Code Section 162(m). The Committee has the discretion to determine whether Awards granted to Covered Employees shall satisfy the requirements of the Performance-Based Exception. Unless otherwise provided in the Award Agreement, or action by the Committee approving the Award, an Award shall be treated as intended to satisfy the Performance-Based Exception if it (i) is granted to a Covered Employee, and (ii) is either an Option or SAR, or an Award that is payable (subject to the exercise of negative discretion) solely upon the achievement of one or more Performance Measures established in accordance with Section 13.1. Accordingly, the terms of this Plan, including the definition of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder to the extent applicable to an Award intended to satisfy the Performance-Based Exception. Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a fiscal year. If any provision of the Plan or any Award Agreement designated as intended to satisfy the Performance-Based Exception does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with such Award upon attainment of the applicable performance objectives. Payment of any amount with respect to any amount intended to qualify for the Performance-Based Exception that the Company reasonably determines would not be deductible by reason of Code Section 162(m) shall be deferred until the earlier of the earliest date on which the Company reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.

31

22.5       Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.6       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

22.7       Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.8       Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or stock exchange as may be required.

22.9       Securities Law Compliance. With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

22.10     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)          Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)          Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.11     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.12     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.13     Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

32

(b)	Determine which Employees, Directors, and/or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.13 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

22.14     Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by Applicable Laws.

22.15     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, any Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, any Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

22.16     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

22.17     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s, any Subsidiary’s, or an Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.18     Deferred Compensation. It is the Company’s intent that any Awards granted under this Plan are structured to be exempt from Code Section 409A, including all Treasury Regulations and other guidance issuance pursuant thereto (“Section 409A”) or are structured to comply with the requirements of deferred compensation subject to Section 409A. Notwithstanding any contrary provision of the Plan or any Award, the following provisions shall apply to any Award in a manner consistent with such intent.

(a)	For purposes of this Section 22.18, an Award shall constitute a “409A Award” as used in this Section 22.18 only if and to the extent either:

(i)	it is an Award (other than an Option, SAR, or Restricted Stock) that (A) is not ‘subject to a substantial risk of forfeiture’ as defined in Section 409A (by reason of the Participant having attained eligibility for Retirement or otherwise), and (B) (1) that is actually settled after March 15 of the year following the year in which the Award ceases to be subject to a substantial risk of forfeiture or (2) that the terms of the Plan or the Award provide will be settled after such March 15 or upon or after the occurrence of any event that may occur after such March 15; or

33

(ii)	the Committee (after taking into account the definition of Resignation for Good Reason as provided in Section 2(vv), and any applicable exemptions from Section 409A), determines that the Award otherwise constitutes deferred compensation as defined in Section 409A.

Notwithstanding the foregoing, an Award shall not be considered a 409A Award if at the time the Award is granted (or, if later, the time the Award is no longer subject to a substantial risk of forfeiture), the Participant is not subject to United States income tax on any of the Participant’s income (including such Award if it were taxable), or if the Award is otherwise covered by any of the exceptions contained in the Section 409A regulations relating to foreign plans.

(b)	If any amount becomes payable under any 409A Award by reason of a Participant’s termination of employment, and such Participant incurs a termination of employment as set forth in the Plan (including, without limit, Section 5.4 of the Plan) or the Award that is not a ‘separation from service,’ as defined by Section 409A, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the termination of employment, but payment shall be deferred until the earliest of (i) the date the Participant incurs such a separation from service (or six months thereafter if and to the extent required by Section 22.18(d)), (ii) the date that a ‘change in control event’ as defined in Section 409A occurs with respect to the Participant, (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date. Notwithstanding anything in this Plan, the Committee shall not exercise its discretion under Section 5.5 in a manner inconsistent with this Section 22.18.

(c)	If any amount becomes payable under any 409A Award by reason of a Change in Control, and a Change in Control occurs as defined by the Plan or the Award that is not a ‘change in control event,’ as defined by Section 409A, with respect to such Participant, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the Change in Control, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the Participant, (ii) the date on which the Participant incurs a separation from service (or six months thereafter to the extent required by Section 22.18(d)), (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date.

(d)	No amount that becomes payable under any 409A Award by reason of a Participant’s separation from service (as determined after the application of Section 22.18(b) and (c)) will be made to a Participant who is a ‘specified employee’ (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

(e)	To the extent that payment of any amount of a 409A Award is required to be deferred to a later date (the “409A Deferral Date”) by reason of Section 409A, all amounts that would otherwise have been paid prior to the 409A Deferral Date shall be paid in a single lump sum on the first business day following the 409A Deferral Date, and the Committee may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a Participant to the extent necessary to alleviate a ‘severe financial hardship’ resulting from an ‘unforeseeable emergency,’ all as defined in Section 409A.

(f)	For purposes of Section 409A, each ‘payment’ (as defined by Section 409A) made under this Plan shall be considered a ‘separate payment’ for purposes of Section 409A.

34

(g)	Any payment with respect to a 409A Award that becomes payable upon a specified vesting date, as defined in the Plan or Award, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs.

(h)	Notwithstanding the Company’s intentions as set forth above, if any Award granted under this Plan would fail to meet the requirements of Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Section 409A. Neither the Company nor any member of the Committee shall have any liability for any tax imposed on a Participant by Section 409A, and, if any tax is imposed on the Participant, the Participant shall have no recourse against the Company or any member of the Committee for payment of any such tax.

22.19     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.20     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s, any Subsidiary’s, or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to amalgamate, merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company, any Subsidiary, or an Affiliate to take any action which such entity deems to be necessary or appropriate.

22.21     Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of New Jersey, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New Jersey, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

22.22     Indemnification. Subject to requirements of New Jersey law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Association and its organizational regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

FOSTER WHEELER AG

By:	/s/ Michelle K. Davies
Name:	Michelle K. Davies
Title:	Executive Vice President, General
Counsel & Secretary

35